Exhibit 99.1

For Release 3:00 p.m., C.S.T. Tuesday, November 13, 2012

Rochester Medical Reports Record Fourth Quarter and Fiscal Year Results

Provides An Update to Fiscal 2013 Outlook

Stewartville, MN November 13, 2012

Rochester Medical Corporation (NASDAQ:ROCM) today announced operating results for its fourth quarter and fiscal year ended September 30, 2012.

The Company reported record sales and record income from operations for the fourth quarter. Sales were $16,733,000 compared to $14,839,000 for the fourth quarter of last year.  Income from operations for the quarter was $1,687,000 compared to income from operations of $588,000 in the fourth quarter of last year.  Net income for the fourth quarter of fiscal 2012 was $1,027,000 or $0.08 per diluted share compared to net income of $407,000 or $0.03 per diluted share for the fourth quarter of last year.

Fourth quarter sales increased 13% year over year (16% on a constant currency basis) driven by a 14% increase in Rochester Medical Direct Sales (19% on a constant currency basis) and a 7% increase in Private Label Sales (7% on a constant currency basis).  Constant currency basis assumes current exchange rates for all periods in order to exclude the impact of foreign exchange variations.  In the fourth quarter of fiscal 2012, the U.S. dollar was somewhat stronger versus the pound sterling and the Euro, thus negatively affecting Rochester Medical Direct Sales growth levels in actual U.S. dollars given the significant volume of direct sales in the United Kingdom and The Netherlands.

Net income adjusted for certain non-recurring unusual items and certain recurring non-cash expenses, or “Non-GAAP Net Income” for the current quarter was $1,366,000 or $0.11 per diluted share compared to Non-GAAP Net Income of $822,000 or $0.07 per diluted share for the fourth quarter of last year.  The increase in Non-GAAP net income for the fourth quarter is primarily due to increased gross profit as a result of the higher sales versus last year.

For the fiscal year ended September 30, 2012, the Company reported record sales of $61,089,000 compared to sales of $52,919,000 for the previous year.  It also had a record $3,213,000 of income from operations compared to a loss from operations of ($1,677,000) in fiscal 2011.  The 15% increase in annual total sales (18% on constant currency basis) resulted from an 18% increase in Rochester Medical Direct Sales (21% on a constant currency basis) and a 6% increase in Private Label Sales (6% on a constant currency basis).  The Company reported net income for the year of $2,050,000 or $0.17 per diluted share compared to a net loss of ($1,315,000) or ($0.11) per diluted share for the previous year.  The increase in net income for this fiscal year was primarily attributable to increased gross profit as a result of higher sales.

Non-GAAP Net Income for the current year was $3,507,000 or $0.28 per diluted share compared to Non-GAAP Net Income of $1,073,000 or $0.09 per diluted share for the previous year.  The increase was primarily due to increased gross profit as a result of higher sales.

Commenting on the results, Rochester Medical’s CEO and President Anthony J. Conway said, “We had a solid quarter and a good year.  Our Direct Sales continue to grow nicely, especially our Intermittent Catheters which we sell into an $800 million global market.  In the fourth quarter on a global basis, Intermittent Catheters sales were up 44% overall.  In the U.S., Intermittent Catheter sales were up 47%.  This market is a primary focus for the Company going forward.  We expect to introduce further advanced products into this marketplace in late calendar year 2013.

“We announced last week that the Company will exit the Foley Catheter marketplace.  Though we have excellent products, our rate of market penetration was simply not strong enough to justify the considerable expense and attention that it required.  We are confident that the Company will be significantly stronger as a result of our decision.”

The Company also announced an update to its three-year strategic plan originally provided in November 2010.  From continuing operations the Company now expects Fiscal 2013 revenues to be approximately $67 million and net income to be approximately $7 million.  The primary reasons for the change in the strategic plan are the result of the discontinuation of the Foley Catheter line, and to a lesser extent, a more conservative assumption about the performance in our international sales business given the broader economic challenges in Europe.”

Conway continued, “As our updated plan indicates, despite the reduction in our expected results of our three-year plan we nonetheless have demonstrated solid growth in fiscal years 2011 and 2012 and, importantly, we continue to grow our business at a robust rate.  Total sales are expected to increase 17% year over year after adjusting for the exclusion of Foley Catheter sales in both years, and net income is expected to double from fiscal 2012 given the higher level of profitability we expect to achieve.  We are looking forward to a good fiscal 2013.”

Conference Call and Webcast

The Company will hold a quarterly conference call on Tuesday, November 13, 2012 to discuss its earnings report.  The call will begin at 3:30 p.m., Central Time (4:30 p.m., Eastern Time).

This call is being webcast by Thomson Reuters and can be accessed at Rochester Medical’s website at www.rocm.com.  To listen live to the conference call via telephone, call:

Domestic:	888 679 8038
International:	617 213 4850
Pass code:	51602204

Preregistration: https://www.theconferencingservice.com/prereg/key.process?key=PFBBPA8XA

Replay will be available for seven days at www.rocm.com or via telephone at:

Domestic:	888 286 8010
International:	617 801 6888
Pass code:	63543382

Individual investors can listen to the call at www.fulldisclosure.com, Thomson Reuters individual investor portal, powered by StreetEvents.  Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).

Forward-Looking Statements

This press release contains “forward-looking statements” with the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements include, but are not limited to, statements about the future financial and operating results of Rochester Medical.  Such statements are based on currently available information, operating plans and management’s expectations about future events and trends.  Such statements inherently involve significant risks and uncertainties that could cause actual results to differ materially from those predicted in such forward-looking statements, including the uncertainty of estimated revenues and profits, the uncertainty of current domestic and international economic conditions that could adversely affect the level of demand for the Company’s products and increased volatility in foreign exchange rates, the uncertainty of market acceptance of new product introductions, and  our level of success in increasing  Rochester Medical Direct Sales revenue, the uncertainty of gaining new strategic relationships or locating and capitalizing on strategic opportunities, the uncertainty of timing of Private Label Sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2011, and quarterly reports on Forms 10-Q.  Readers are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

Rochester Medical has provided Non-GAAP Net Income in addition to net income calculated in accordance with generally accepted accounting principles (GAAP) because management believes Non-GAAP Net Income provides a more consistent basis for comparisons that are not influenced by certain charges and non-cash expenses and are therefore helpful in understanding Rochester Medical’s underlying operating results.  Similarly, constant currency represents reported sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.  While we recognize that foreign exchange volatility is a reality for a global company, we routinely review our Company performance on a constant dollar basis, and we believe this also allows our shareholders to understand better our Company’s growth trends.

Non-GAAP Net Income and constant currency are not measures of financial performance under GAAP, and should not be considered an alternative to net income or any other measure of performance or liquidity under GAAP. Non-GAAP Net Income and constant currency are not comparable to information provided by other companies. Non-GAAP Net Income and constant currency have limitations as analytical tools and should not be considered in isolation or as a substitution for analysis of our results as reported under GAAP.  Reconciliations of GAAP Net Income and Non-GAAP Net Income, and reconciliations of sales under GAAP and sales on a constant currency basis, are presented at the end of this press release.

About Rochester Medical Corporation

Rochester Medical Corporation develops, manufactures, and markets disposable medical catheters and devices for urological and continence care applications.  The Company also sells certain ostomy and wound and scar care products and other brands of urological products into the European marketplace.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer or David A. Jonas, Chief Financial Officer of Rochester Medical Corporation at (507) 533-9600 or Parice Halbert, CFA, at Westwicke Partners (443) 213-0500.  More information about Rochester Medical is available on its website at http://www.rocm.com.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Revenue to Non-GAAP Revenue in Constant Currency

For the Three and Twelve months ended

September 30, 2012 and 2011

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP Sales as Reported	$16,732,915	$14,839,311	$61,089,410	$52,918,875
British Sterling Exchange rate as reported	1.58	1.61	1.58	1.61
Euro Exchange rate as reported	1.25	1.41	1.30	1.41

Constant Currency Sales	$16,732,915	$14,493,113	$61,089,410	$51,943,485
(1) Exchange rate used for Constant Currency purposes	1.58	1.58	1.58	1.58
(2) Exchange rate used for Constant Currency purposes	1.25	1.25	1.30	1.30

Net Effect of Constant Currency Illustration - British Sterling	$—	$(83,417)	$—	$(333,008)
Net Effect of Constant Currency Illustration - Euros	$—	$(262,781)	$—	$(642,382)

Total Net Effect of Constant Currency Illustration	$—	$(346,198)	$—	$(975,390)

(1)

For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of British pounds to US dollars. The rate represents the average exchange rate for the respective three or nine month period.

(2)

For illustrative purposes constant currency translates prior period foreign sales at current exchange rates. For Rochester Medical Corporation this is the conversion rate of Euros to US dollars. The rate represents the average exchange rate for the respective three or nine month period.

ROCHESTER MEDICAL CORPORATION

Reconciliation of Reported GAAP Net Income to Non-GAAP Net Income

For the Three and Twelve months ended

September 30, 2012 and 2011

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2012	2011	2012	2011

GAAP Net Income (Loss) as Reported	$1,027,000	$407,000	$2,050,000	$(1,315,000)

Diluted EPS as Reported	$0.08	$0.03	$0.17	$(0.11)

Adjustments for non-recurring unusual items:
Merger and acquisition costs for Laprolan (1)		30,000		725,000
Subtotal	—	30,000	—	725,000

Adjustments for recurring non-cash expenses:
Intangible amortization (2)	158,000	183,000	632,000	701,000
ASC 718 compensation expense (3)	181,000	202,000	825,000	962,000
Subtotal	339,000	385,000	1,457,000	1,663,000

Non-GAAP Net Income	$1,366,000	$822,000	$3,507,000	$1,073,000

Non-GAAP Diluted EPS	$0.11	$0.07	$0.28	$0.09

Weighted Average Shares - Diluted	12,367,693	12,470,989	12,339,500	12,282,545

(1)	Merger and acquisition costs related to the purchase of Laprolan B.V. from Fornix N.V.

(2)

Amortization of the intangibles acquired in June 2006 asset acquisition from Coloplast AS and Mentor Corporation and the intangibles acquired in the January 2011 aquisition of Laprolan from Fornix N.V. Management believes these assets are appreciating. This adjustment adds back amortization expense for the three and twelve months ended September 30, 2012 and 2011 related to certain intangibles. The gross amount of amortization expense for the three months ended September 30, 2012 and 2011 is $218,000 and $236,000 net of taxes of $60,000 and $53,000 for net amounts of $158,000 and $183,000 respectively. The gross amount of amortization expense for the twelve months ended September 30, 2012 and 2011 is $872,000 and $901,000 net of taxes of $240,000 and $200,000 for net amounts of $632,000 and $701,000 respectively.

(3)

Compensation expense mandated by ASC 718. This adjustment adds back the compensation expense recorded for stock options granted to employees and directors that vested during the three and twelve months ended September 30, 2012 and 2011. The gross amount of compensation expense for the three months ended September 30, 2012 and 2011 is $208,000 and $316,000 net of taxes of $27,000 and $114,000 for net amounts of $181,000 and $202,000 respectively. The gross amount of compensation expense for the twelve months ended September 30, 2012 and 2011 is $984,000 and $1,495,000 net of taxes of $159,000 and $533,000 for net amounts of $825,000 and $962,000 respectively.

Rochester Medical Corporation

Press Release - F12 Fourth Quarter

Summary Statements Of Operations

	(unaudited)		(unaudited)
	Three months ended		Twelve months ended
	September 30,		September 30,
	2012	2011	2012	2011

Sales	$16,732,915	$14,839,311	$61,089,410	$52,918,875

Cost of sales	8,446,864	7,504,817	30,954,828	26,821,427

Gross profit	8,286,051	7,334,494	30,134,582	26,097,448
Gross profit %	49.5%	49.4%	49.3%	49.3%

Costs and expenses:
Marketing and selling	4,401,448	4,613,771	17,560,971	18,263,141
Research and development	207,385	256,266	1,190,095	1,008,767
General and administrative	1,990,690	1,876,686	8,170,468	8,502,956

Total operating expenses	6,599,523	6,746,723	26,921,534	27,774,864

Income (loss) from operations	1,686,528	587,771	3,213,048	(1,677,416)

Other income (expense)

Interest income	15,126	(14,293)	43,243	139,859
Interest expense	—	(51,917)	(89,545)	(277,008)
Other income	(126,850)	(72,145)	(84,458)	(123,901)

Net income (loss) before income taxes	1,574,804	449,416	3,082,288	(1,938,466)

Income tax expense(benefit)	547,410	42,277	1,031,804	(623,162)

Net income (loss)	$1,027,394	$407,139	$2,050,484	$(1,315,304)

Earnings (loss) per common share - Basic	$0.09	$0.03	$0.17	$(0.11)

Earnings (loss) per common share - Diluted	$0.08	$0.03	$0.17	$(0.11)

Weighted Average Shares:
Basic	12,020,167	12,205,299	12,032,113	12,217,900

Weighted Average Shares:
Diluted	12,367,693	12,470,989	12,339,500	12,217,900

Rochester Medical Corporation

Press Release - F12 Fourth Quarter

Condensed Balance Sheets

	(unaudited)
	September 30,	September 30,
	2012	2011

Assets

Current Assets
Cash and equivalents	$13,921,363	$8,722,935
Marketable securities	6,779,695	26,182,308
Accounts receivable	11,008,429	8,644,332
Inventories	9,883,651	11,278,694
Prepaid expenses and other assets	1,726,908	1,361,259
Deferred income tax asset	1,287,177	1,618,495

Total current assets	44,607,223	57,808,023

Property and equipment, net	11,862,073	12,052,685
Deferred income tax asset	1,030,994	1,242,010
Intangible assets, net	9,377,354	10,272,671
Goodwill	9,053,091	9,094,725

Total Assets	$75,930,735	$90,470,114

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$3,070,329	$2,773,398
Accrued expenses	3,427,397	2,961,270
Short-term debt	—	17,862,185

Total current liabilities	6,497,726	23,596,853

Long-term liabilities	1,137,212	896,414

Stockholders’ equity	68,295,797	65,976,847

Total Liabilities and Stockholder Equity	$75,930,735	$90,470,114